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February 19, 1997



IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, New York  12203

Gentlemen:

Reference is made to the Registration Statements of IDS Life of New York Accounts 4, 5, 6, 9, 10, 11, 12, 13 and 14 Form N-4 (File Nos. 2-78194/33-52567 and 33-4174) under the Securities Act of 1933 registering an indefinite amount of securities pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940. IDS Life of New York Accounts 4, 5, 6, and 9 became effective October 11, 1981 and April 30, 1986, respectively. IDS Life of New York Accounts 10 and 11 became effective on Jan. 13, 1992. IDS Life of New York Accounts 12, 13 and 14 became effective on April 30, 1996.

In connection with the Rule 24f-2 Notice for the fiscal year ended December 31, 1996, I have made such examination of the matter of fact and law as I have deemed appropriate, and am of the opinion that:

      1) During the entire period covered by the Rule 24f-2 Notice, IDS Life of New York Accounts 4, 5, 6, 9, 10, 11, 12, 13 and 14 were validly created and existing separate accounts of IDS Life Insurance Company of New York duly authorized, as a unit investment trust, to issue and sell the securities registered, and

      2) The securities issued, being variable annuity contracts, were legally issued and non-assessable and require no further payment by the purchaser.

I hereby consent that the foregoing opinion of counsel may be used in connection with the Rule 24f-2 Notice.

Sincerely,



Mary Ellyn Minenko
Attorney at Law
(612) 671-3678

MEM/KW/lal
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